Exhibit 10.4

EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 4, 2004 by and among 1st United Bancorp, a business corporation organized and operating under the laws of the State of Florida (the “Company”), 1st United Bank, a commercial bank organized and operating under the laws of the State of Florida (the “Bank”), and Rudy Schupp, an individual residing at 11874 Lakeshore Place, North Palm Beach, FL 33408 (the “Executive”).

WITNESSETH:

          WHEREAS, the Executive has agreed to serve the Company in the capacity of Chief Executive Officer and the Bank in the capacities of Chief Executive Officer and President; and

          WHEREAS, the Company and the Bank desire to assure for themselves the availability of the Executive’s services and the ability of the Executive to perform such services with a minimum of personal distraction in the event of a pending or threatened Change of Control (as hereinafter defined); and

          WHEREAS, the Executive is willing to serve the Company and the Bank on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration, of the premises and the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, the Bank and the Executive hereby agree as follows:

          Section 1. Employment.

          Each of the Company and the Bank agrees to employ the Executive as the Chief Executive Officer of the Company and of the Bank and as the President of the Bank, the Executive hereby agrees to such employment, during the period and upon the terms and conditions set forth in this Agreement.

          Section 2. Employment Period; Remaining Unexpired Employment Period.

          (a) The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this Section 2 (“Employment Period”). The Employment Period shall be for an initial term of three (3) years beginning on the date of this Agreement and ending on the third anniversary date of this Agreement, plus such extensions, if any, as are provided pursuant to Section 2(b).

          (b) Beginning on the date of this Agreement, the Employment Period shall automatically be extended for one (1) additional day each day, unless either the Company and the Bank, acting jointly, or the Executive, elects not to extend the Agreement further by giving written notice to the other parties, in which case the Employment Period shall end on the third anniversary of the date on which such written notice is given. For all purposes of this Agreement, the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on: (1) if a notice of non-extension has been given in accordance with this Section 2(b), the third anniversary of the date on which such notice is given; and (ii) in all other cases, the third anniversary of the date as of which the Remaining Unexpired Employment Period is being determined. Upon termination of the Executive’s employment with the Company and the Bank for any reason whatsoever, any daily extensions provided pursuant to this Section 2(b), if not therefore discontinued, shall automatically cease.

          (c) Nothing in this Agreement shall be deemed to prohibit the Company or the Bank from terminating the Executive’s employment at any time during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Company, the Bank and the Executive in the event of any such termination shall be determined under this Agreement.

          Section 3. Duties.

          The Executive shall serve as Chief Executive Officer of each of the Company and the Bank and as President of the Bank, having such power, authority and responsibility and performing such duties as are prescribed by or under the Bylaws of the Company and the Bank and as are customarily associated with such position. The Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Company and the Bank and shall use his best efforts to advance the interests of the Company and the Bank. The Executive shall at all times report to the Boards of Directors of the Company and the Bank. All decisions by the Boards of Directors of the Company and the Bank concerning the Executive’s employment, including without limitation, the termination of the Executive, shall require the prior written consent of at least eighty percent (80%) of the entire Board of Directors (not including the vote of the Executive), and the Company and the Bank shall adopt and maintain their Bylaws and other organizational documents to reflect such vote requirement. The Company and the Bank shall provide evidence of such Written Consent to the Executive as to any actions that require such Written Consent.

          Section 4. Cash Compensation.

          In consideration for the services to be rendered by the Executive hereunder, the Company and/or the Bank, in such combination thereof as may be agreed by the Boards of Directors of the Company and the Bank, shall pay to the Executive a salary at an initial annualized rate of ONE HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($125,000.00), payable in approximately equal installments in accordance with the Company’s and/or the Bank’s customary payroll practices for senior officers less applicable payroll taxes. Commencing on the first day of the calendar month subsequent to the later to occur of (a) the day that the Company and the Bank have consolidated total assets of at least $150 million, and (b) the last day of the month during which the Company achieves its first month of profitability on a consolidated basis, the Executive’s salary shall be automatically increased to a minimum annual rate of TVVO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00), payable in approximately equal installments in accordance with the Company’s and/or the Bank’s customary payroll practices for senior officers. At least annually after the time that the salary is increased to $250,000 or more and thereafter during the Employment Period, the Board of Directors of the Bank and/or the Company, or the Compensation Committees thereof, shall review the Executive’s annual rate of salary and may, in its or their discretion, approve an increase therein. In no event shall the Executive’s annual rate of salary under this Agreement in effect at a particular time be reduced without his prior written consent, which consent may be withheld in the Executive’s sole discretion. In addition to his base salary, beginning with the fiscal quarter of the Company during which the Company achieves its first month of profitability on a consolidated basis, and for each fiscal quarter thereafter, the Executive shall be paid additional cash compensation (the “Cash Incentive Compensation”) equal to two percent (2%) of the Company’s consolidated net income before taxes for each such fiscal quarter (excluding extraordinary items as defined in APB #30 (or any successor bulletin) and excluding restructuring charges and other charges relating to mergers, acquisitions or transactions of similar effect) for financial reporting purposes. In the event that the period for which the Cash Incentive Compensation payable to the Executive is less than a full fiscal quarter (e.g., where the effective date of termination of this Agreement is not as of the end of a quarter), the amount of Cash Incentive Compensation payable to the Executive shall be calculated by multiplying the Cash Incentive Compensation to which the Executive would have been entitled for such fiscal quarter (had he been employed for the entire quarter) by a fraction, the numerator of which is the number of days during such fiscal quarter up to and including the effective date of termination, and the denominator of which is the number of days in such fiscal quarter. Such Cash Incentive Compensation shall be paid by the Company to the Executive quarterly, within forty-five (45) days after the end of each such calendar quarter. In addition to the foregoing salary and Cash Incentive Compensation, the Executive may receive other cash compensation from the Company and/or the Bank for services hereunder at such times, in such amounts and on such terms and conditions as the Boards may determine from time to time. The term “Cash Compensation” shall mean the total of the Executive’s salary and the Cash Incentive Compensation unreduced by any 401(k) plan elective deferrals. The term “Compensation” shall mean the aggregate of all taxable compensation of any nature whatsoever unless clearly indicated to the contrary in the context so used.

          Section 5. Employee Benefit Plans and Programs. During the Employment Period, the Executive shall be treated as an employee of the Company and the Bank and shall be entitled to participate in and receive benefits pursuant to: (A) any and all employee pension plans (“Employee Pension Plans” as that term is defined in the

Employee Retirement Income Security Act of 1974 (“ERISA”) and whether or not such plan is a plan covered by ERISA), including but not limited to all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, and (B) any and all welfare benefit plans (Employee Welfare Benefit Plans (as that term is defined in ERISA and whether or not such plan is a plan Covered by ERISA)) including but not limited to group life, health (including hospitalization, medical and major medical, prescription drug), dental, accident and long term disability insurance plans, and (C) and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Company or the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company’s and the Bank’s customary practices and whether or not such plans are ERISA plans. Such benefits or plans shall collectively be referred to as “Employee Benefit Plans.”

          Without regard to the foregoing, the Executive shall affirmatively be provided the following Employee Benefit Plans during the Employment Period commencing as of the Employment Effective Date without regard to the respective eligibility or terms or conditions of the Employee Benefit Plans:

          (a) The Executive shall be granted by the Company, pursuant to terms as contained in stock option agreements, stock options in an amount equal to three and one-third percent (3.33%) of the issued and outstanding common stock of the Company from time to time (not including any common stock outstanding as a result of the exercise by the Executive of options granted to him), and each such option shall vest fully on the date which is the one (1) year anniversary of such option grant (subject to any accelerated vesting provided for in the applicable stock option agreement). Such options may be exercised through net share settlements (i.e., the Company delivers to the Executive an amount of shares of common stock with a current fair value equal to the gain) pursuant to the terms of the applicable stock option agreement entered into between the Executive and the Company.

          (b) The Company shall provide group medical insurance coverage to the Executive, his spouse and his dependent children, and such plan shall include reasonable coverage for medical, hospital, surgical, prescription drug coverage and major medical expenses. The Company and/or the Bank shall pay all premium expenses of the Executive, his spouse and his dependent children in connection with such group medical insurance.

          (c) The Company shall provide and pay the premium costs of short-term and long-term disability policies to compensate the Executive in the event of his incapacity due to physical or mental illness, with coverage in an amount equal to at least seventy-five percent (75%) of the Executive’s highest aggregate annualized Cash Compensation in the three (3) fiscal years immediately preceding the determination of disability.

          (d) During the Employment Period, the Executive shall be entitled to six (6) weeks (thirty business days) of vacation in each calendar year, and shall be compensated with respect thereto in accordance with the Company’s and the Bank’s normal vacation policies. The Executive shall also be entitled to all paid holidays in accordance with the Company’s and the Bank’s normal holiday policies.

          (e) The Company or the Bank shall own and pay the costs of premiums on guaranteed renewable straight term life insurance insuring the life of the Executive in an amount equal to the lesser of (I) two (2) times the Executive’s base salary or (ii) $250,000.00, and the Company or Bank shall designate the beneficiary of such policy as such person or persons named by the Executive from time to time.

          (f) At the Executive’s election, the Company shall provide to the Executive either (i) an automobile allowance in the amount of $1,000.00 for each calendar month or portion thereof during the Employment Period, or (ii) the full-time use of a company car, to be selected by the Executive, which company car shall be replaced at its 24-month anniversary by another company car to be selected by the Executive. The Executive shall also be provided with a credit card to purchase gasoline for the company car. Allowances under this Section 5(f) may be made pursuant to either an accountable or non-accountable expense plan for federal income tax purposes as the Executive may determine.

          (g) In addition to reimbursements for memberships described in Section 8, the Company and/or the Bank shall reimburse the Executive for the costs associated with one (1) country club membership and one (1) dining club membership of the Executive’s choosing.

          (h) Commencing on the first day of the calendar month following the first month that the Company and the Bank have consolidated total assets of at least $250 million, the Company will provide benefits under the Supplemental Executive Retirement Plan, attached hereto as Exhibit A, for the Executive.

          Section 6. Indemnification and Insurance.

          (a) During the Employment Period and for a period of six (6) years thereafter, the Company and the Bank shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by either to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or the Bank or service in other capacities at the request of the Company or the Bank. The coverage provided to the Executive pursuant to this Section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company and the Bank.

          (b) To the maximum extent permitted under applicable law, during the Employment Period and for a period of six (6) years thereafter, the Company and the Bank shall indemnify the Executive against, and hold him harmless from and pay, any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Company, the Bank or any subsidiary or affiliate of either of them and the Company and the Bank shall advance such expenses absent an initial determination by the Company and the Bank that the Executive shall have acted in bad faith.

          Section 7. Other Activities.

          (a) The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board of Directors of the Company or the Bank (which approval shall not be unreasonably withheld); provided, however, that any such service shall not materially interfere with the performance of his duties under this Agreement. The parties hereby approve the Executive’s activities with the organizations listed on Exhibit B. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Company or the Bank and generally applicable to all similarly situated executives.

          (b) If the Executive is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Bank, he shall (subject to the Company’s powers of termination hereunder) continue to perform services for the Company in accordance with this Agreement but shall not directly or indirectly provide services to or participate in the affairs of the Bank in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.

          Section 8. Working Facilities and Expenses.

          The Executive’s principal place of employment shall be at the Company’s and the Bank’s principal offices, or at such other location within Palm Beach County, Florida at which the Company or the Bank shall maintain executive offices, or at such other location as the Company, the Bank and the Executive may mutually agree upon. The Company and the Bank shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his positions with the Company and the Bank and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Company or the Bank shall reimburse the Executive for his ordinary and necessary business expenses, including, without limitation, all fees for memberships in such clubs (except only one (1) country club membership and one (1) dining club membership, as described in Section 5(g) above) and organizations as the Executive and the Company and Bank shall mutually agree are necessary and appropriate for business purposes, continuing education and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case upon presentation to the Company or the Bank of an itemized account of such expenses in such form as the. Company or Bank may reasonably require.

          Section 9. Termination of Employment With Severance Benefits.

          (a) The Executive shall be entitled to the severance benefits described herein in the event that his employment with the Company and the Bank terminates during the Employment Period under any of the following circumstances:

(i) The Executive’s voluntary resignation from employment with the Company and the Bank within ninety (90) days following:

          (A) The failure of the Board of Directors of either the Company or the Bank to appoint or re-appoint or elect or re-elect the Executive to the office of Chief Executive Officer of the Company and Chief Executive Officer and President of the Bank (or a more senior office, if any);

          (B) The failure of the stockholders of the Company or Bank to elect or re-elect the Executive to the Board of Directors of the Company or the Bank, respectively, or the failure of the Board of Directors of the Company or the Bank (or the nominating committees thereof) to nominate the Executive for such election or re-election;

          (C) The expiration of a thirty (30) day period following the date on which the Executive gives written notice to the Company or the Bank (i) of its or their material failure, whether by amendment of the Company’s or the Bank’s Articles of Incorporation or Bylaws, action of the Company’s or the Bank’s Board of Directors or the Company’s or the Bank’s stockholders or otherwise, to vest in the Executive the functions, duties, or responsibilities prescribed in Section 3 of this Agreement as of the date hereof, or (ii), that the Company or the Bank has or have prohibited, prevented, or otherwise made it reasonably impracticable for the Executive to perform his functions, duties, or responsibilities as prescribed in Section 3 of this Agreement, unless, in either event, during such thirty (30) day period, the Company or the Bank cures such failure in a manner determined by the Executive, in his discretion, to be satisfactory;

          (D) The expiration of a thirty (30) day period following the date on which the Executive gives written notice to the Company or the Bank of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation, any reduction of the Executive’s rate of base salary in effect from time to time and any adverse change in the terms and conditions to the Executive of any Employee Pension Plan or Employee Welfare Benefit Plan (as hereinafter defined) or as to any other compensation or benefit program in which the Executive participates which, either individually or together with other changes, has or could have a material adverse effect on the aggregate value of his total compensation package), unless, during such thirty (30) day period, the Company or the Bank cures such failure in a manner determined by the Executive, in his discretion, to be satisfactory; or

          (E) The relocation of the Executive’s principal place of employment, without his written consent (which may be withheld in the sole discretion of the Executive), to a location outside of Palm Beach County, Florida.

(ii) The termination of the Executive’s employment with the Company or the Bank for any other reason not described in Section 10(a).

In such event, the Company or the Bank shall provide the benefits and pay to the Executive the amounts described in Section 9(b).

          (b) Upon the termination of the Executive’s employment with the Company and/or the Bank under any of the events set forth in Sections 9(a)(i) or (ii) during the Employment Period; or upon a Change of Control (as hereinafter defined), the Company and/or the Bank (jointly and/or severally) shall pay and provide to the Executive (or, upon death then to the Executive’s estate) the following Severance Benefits:

(i) The Executive’s earned but unpaid Cash Compensation (as determined pursuant to Section 4) in effect as of the date of the termination of his employment with the Company and the Bank,

such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after the date of termination; and,

(ii) The Executive’s vested, accrued benefits in all Employee Benefit Plans to which the Executive was entitled (or which he had accrued) pursuant to this Agreement as of the date of termination; and,

          (iii) Within thirty (30) days following the effective date of any of the triggering events referred to in the first sentence in this Section 9(b) (the “Triggering Event Date”), payment of a lump sum amount equal to the Cash Compensation that the Executive would have earned if he had continued working for the Company and the Bank for a period of 1095 days after the Triggering Event Date and at the highest annual or annualized rate of Cash Compensation achieved during that portion of the Employment Period prior to the Executive’s termination of employment with the Company and the Bank. Such lump sum shall not be reduced to a present value and shall be paid in addition to any other Compensation payments otherwise provided hereunder; and,

(iv) Within thirty (30) days following the Triggering Event Date, payment of a lump amount equal to the excess, if any, of:

          (A) The present value of both the current and future accrued benefits in each Employee Pension Plan to which the Executive would have been entitled (which shall be computed. at the highest annual or annualized rate of Cash Compensation in effect during the Employment period and at the same rate of Employee Pension Plan funding and/or benefit accrual, determined separately for each such Employee Pension plan or as historically had been contributed, whichever is greater, and as if the Executive had been 100% vested in such benefits as of the date of termination for an Employment Period equal to three (3) complete plan years commending at the termination date as if the Executive had continued working for the Company and the Bank for the Employment Period consisting of such three additional plan years. Such benefits shall be determined separately for each such Employee Pension Plan in effect as of the termination date; over

          (B) The present value of the accrued benefits to which the Executive is actually entitled under each such Employee Pension Plan as of the termination date using comparable actuarial assumptions (where applicable) as then being utilized by such respective plan. In computing the present value of such lump sum payment, the annualized rate of interest prescribed by the Pension Benefit Guaranty Corporation for the computation of the value of lump sum payments otherwise payable under terminating single employer defined benefit plans for the month in which the Executive’s termination of employment occurs (“Applicable PBGC Rate”) shall be utilized; and,

          (v) Within thirty (30) days following his termination of employment with the Company and the Bank, a lump sum payment in an amount equal to the present value of the additional employer contributions (or if greater in the case of a leveraged employee stock ownership plan or similar arrangement, the additional assets allocable to him through debt service, based on the fair market value of such assets at termination of employment) to which he would have been entitled under any and all qualified and non-qualified defined contribution plans maintained by, or covering employees of, the Company or the Bank, as if he were 100% vested thereunder and had continued working for the Company and the Bank for a period of three years after the date his employment terminates at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to the Executive’s termination of employment with the Company and the Bank, and making the maximum amount of employee contributions, if any, required under such plan or plans, such present value to be determined on the basis of a discount rate, compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant_ Employee Pension Plan; and

          (vi) Future participation in Welfare Benefit Plans in such amounts and in such coverages which were in effect on behalf of the Executive, the Executive’s spouse and dependents immediately preceding the date of termination, which shall be continued and paid for by the Bank and/or the Company on behalf of the Executive for a period of fifteen (15) years subsequent to the date of termination (“Coverage Period”):

Life insurance, health and medical coverage (including hospitalization medical, prescription drug coverage, etc.) dental insurance, accident and long-term disability insurance benefits, (whether or not fully insured, partially insured or self-insured) in addition to that provided pursuant to Section 9(b)(ii), but after taking into account the benefits provided pursuant to any Welfare Benefit Plan provided by any subsequent employer during any portion of the Coverage Period (but only during such portion, or, if the termination date occurs after a Change of Control, the Welfare Benefit Coverage in effect on the date of such Change of Control, whichever Welfare Benefit Coverage is greater), if he had continued working for the Company and the Bank during such Coverage Period, at the highest annual rate of Cash Compensation in effect during any portion of the Employment Period prior to the Executive’s termination date.

          The Company, the Bank and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this Section 9(b) constitute reasonable liquidated damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive’s efforts, if any, to mitigate damages. The Company, the Bank and the Executive further agree that the Company and the Bank may condition the payments and benefits (if any) due under Sections 9(b)(iii), (iv), (v), and (vi) on the receipt of the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either.

          (c) Upon the termination of the Executive’s employment with the Company and/or the Bank under any of the events set forth in Sections 9(a)(i), 9(a)(ii), 10(a)(iii) or 10(a)(iv) during the Employment Period, or upon a Change of Control (as hereinafter defined) (including under terminations referred to in Section 11(c) hereof), any options to purchase the Company’s stock granted to the Executive by the Company shall immediately vest, and may be exercised in accordance with the terms of such option grants at any time on or prior to their original expiration date.

          Section 10. Termination without Additional Company or Bank Liability.

          (a) In the event that the Executive’s employment with the Company and the Bank shall terminate during the Employment Period on account of:

          (i) The discharge of the Executive for “cause,” which, for purposes of this Agreement shall mean: (A) the Executive intentionally engages in dishonest conduct in connection with his performance of services for the Company or the Bank resulting in his conviction of a felony; (B) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony or any crime involving moral turpitude; (C) the Executive willfully fails or refuses to perform his duties under this Agreement and fails to cure such breach within sixty (60) days following written notice thereof from the Company or the Bank; (D) the Executive breaches his fiduciary duties to the Company or the Bank for personal profit; or (E) the Executive’s willful breach or violation of any law, rule or regulation (other than traffic or boating violations or similar offenses), or final cease and desist order in connection with his performance of services for the Company or the Bank;

(ii) The Executive’s voluntary resignation from employment with the Company and the Bank for reasons other than those specified in Section 9(a), 11(b) or 11(c);

(iii) The Executive’s death; or

          (iv) A determination that the Executive is disabled (“Disability”) and eligible for long-term disability benefits under the Company’s or the Bank’s longterm disability insurance program or, if there is no such program, under the federal Social Security Act;

then the Company and the Bank shall have no further obligations under this Agreement, other than the payment to the Executive (or, in the event of his death, to his estate) of his earned but unpaid Compensation as of the date of the termination of his employment, and the provision of such other benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the Company or the Bank. Notwithstanding the foregoing, in the event of the Executive’s death during the Employment Period, the Company or the Bank shall; (X) pay to his estate an amount equal to three months’ Cash Compensation within thirty days after appointment of the personal representative of such estate, and (Y) shall continue to provide the medical benefits described in Section 9(b)(vi) to the Executive’s spouse and dependent children for the period set forth Section 9(b)(vi). Upon the Executive’s retirement at age 65 (or at age 55 through age 64 if a majority of the members of the Company’s Board of Directors confirms that this provision shall be effective in connection with such retirement) the Company and/or the Bank shall continue to provide to the Executive (and his spouse and dependent children, with respect to health benefits) the health and life insurance benefits described in Section 9(b)(vi) for the period set forth in such section.

          (b) In the event that the Executive’s employment with the Company and the Bank shall terminate during the Employment Period on account of any of the events set forth in Sections 10(a)(i) or 10(a)(ii), any options to purchase the Company’s stock granted to the Executive by the Company that have fully vested may be retained by the Executive (or, upon death, then by the Executive’s estate) and may be exercised in accordance with the terms of such option grants at any time on or prior to their original expiration date. Any unvested portion of the options granted to the Executive will automatically lapse and become null and void as of the date of termination and no further vesting of any option will occur.

          (c) For purposes of Section 10(a)(i), no act or failure to act, on the part of the Executive, shall be considered “intentional” or “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company and the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or the Bank or based upon the written advice of counsel for the Company or the Bank shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and the Bank. The cessation of employment of the Executive shall not be deemed to be for “cause” within the meaning of Section 10(a)(i) unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of at least eighty percent (80%) of the entire Board of Directors of the Company or the Bank, as the case may be (not including the Executive), at a meeting of such Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, the Executive is guilty of the conduct described in Section 10(a)(i) above, and specifying the particulars thereof in detail.

          Section 11. Change of Control,

          (a) A Change of Control (“Change of Control”) shall be deemed to have occurred upon the happening of any of the following events:

          (i) Approval by the stockholders of the Company of a transaction that would result in the reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction following which:

          (A) At least 50.1% of the common stock or equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 50.1% of the outstanding common stock or equity ownership interests in the Company; and

          (B) At least 50.1% of the combined voting power of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 50.1% of the combined voting power of the securities entitled to vote generally in the election of directors of the Company; and

          (C) No person, or persons acting in concert, beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 20% or more of the outstanding common stock or equity ownership interests in, or 20% or more of the combined voting power of the securities entitled to vote generally in the election of directors of, the entity resulting from such transaction; and

          (D) At least a majority of the members of the board of directors of the entity resulting from such transaction are individuals who were described in Sections 11(a)(iv)(A) or (B) of this Agreement as of the date of execution of the initial definitive agreement providing for such transaction (or, if earlier, as of the date on which the Board of Directors of the Company authorized such transaction).

          (ii) The acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities or of the combined voting power of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Company of any transaction which would result in such an acquisition;

(iii) A complete liquidation or dissolution of the Company, or approval by the stockholders of the Company of a plan for such liquidation or dissolution; or

          (iv) The occurrence of any event if, immediately following such event, at least 50% of the members of the board of directors of the Company (or the Company’s successor) do not belong to any of the following groups:

(A) Individuals who were members of the Board of the Company on the date of this Agreement; or

(B) Individuals who first became members of the Board of the Company after the date of this Agreement either:

          (1) Upon election to serve as a member of the Board of Directors of the Company by affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

          (2) Upon election by the stockholders of the Company to serve as a member of the Board of the Company, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of Directors of the Company, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individuals’ election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-1 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of the Company; or

(v) Any event which would be described in Section 11(a)(i), (ii), (iii) or (iv) if the term “Bank” were substituted for the term ‘‘Company” therein.

          In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this

Section 11(a), the term “person” shall include the meaning assigned to it under section 13(d)(3) or 14(d)(2) of the Exchange Act.

          (b) In the event of a Change of Control, the Executive shall be entitled to the payments and benefits contemplated by Section 9(b)(1)-(v), such payments to be due and payable to the Executive by the Company and the Bank prior to or simultaneously with the closing of the transaction or event constituting a Change of Control under this Section 11.

          (c) In the event of a Change of Control, the Executive shall also be entitled to the payments and benefits contemplated by Section 9(b)(vi) in the event of his termination of employment with the Company or the Bank under any of the circumstances described in Section 9(a) of this Agreement or under any of the following circumstances:

          (i) Resignation, voluntary or otherwise, by the Executive at any time during the Employment Period following his demotion, loss of title, office or significant authority or responsibility, or following any reduction in any element of his package of compensation and benefits;

          (ii) Resignation, voluntary or otherwise, by the Executive at any time during the Employment Period following any relocation of his principal place of employment or any change in working conditions at such principal place of employment which the Executive, in his reasonable discretion, determines to be embarrassing, derogatory or otherwise adverse;

          (iii) Resignation, voluntary or otherwise, by the Executive at any time during the Employment Period following the failure of any successor to the Company in the Change of Control to include the Executive in any compensation or benefit, program maintained by it or covering any of its executive officers, unless the Executive is already covered by a substantially similar plan of the Company or the Bank which is at least as favorable to him; or

(iv) Resignation, voluntary or otherwise, for any reason whatsoever following the effective date of the Change of Control.

          Section 12. Tax Indemnification

          (a) This Section 12 shall apply in the event of (i) a Change of Control (as defined in Section 11 of this Agreement); or (ii) a change “in the ownership or effective control” of the Company or the Bank or “in the ownership of a substantial portion of the assets” of the Company or the Bank within the meaning of section 280G of the Code. If this Section 12 applies, then, if for any taxable year the Executive shall be liable for the payment of an excise tax under section 4999 of the Code with respect to any payment in the nature of Compensation made by the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank to (or for the benefit of) the Executive, the Company or the Bank shall pay to the Executive an amount equal to X determined under the following formula:

E × P
X =
1 – [(FI × (1 - SLI)) + SLI + E + M]

Where

E =	the rate at which the excise tax is assessed under section 4999 of the Code;

P =	the amount with respect to which such excise tax is assessed, determined without regard to this Section 12;

FI =	the highest marginal rate of income tax applicable to the Executive under the Code for the taxable year in question;

SLI =	the sum of the highest marginal rates of income tax applicable to the Executive under all applicable state and local laws for the taxable year in question; and

M =	the highest marginal rate of Medicare tax applicable to the Executive under the Code for the taxable year in question.

          With respect to any payment in, the nature of Compensation that is made to (or for the benefit of) the Executive under the terms of this Agreement, or otherwise, and on which an excise tax under section 4999 of the Code will be assessed, the payment determined under this Section 12(a) shall be made to the Executive on the earlier of (i) the date the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank is required to withhold such tax, or (ii) the date the tax is required to be paid by the Executive. The determination of the amount due hereunder shall be made by Ernst & Young, or such other accounting firm as the parties may mutually agree upon (the “Accounting Firm”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the parties shall appoint another nationally recognized accounting firm to make the determination required hereunder (which accounting firm shall then be referred to as the Accounting Finn hereunder). AU fees and expenses of the Accounting Firm shall be borne solely by the Company.

          (b) Notwithstanding anything in this Section 12 to the contrary, in the event that the Executive’s liability for the excise tax under section 4999 of the Code for a taxable year is subsequently determined to be different than the amount determined by the formula (X + P) x E, where X, P and E have the meanings provided in Section 12(a), the Executive or the Company or Bank, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under Section 12(a), when increased by the amount of the payment made to the Executive under this Section 12(b) by the Company or the Bank, or when reduced by the amount of the payment made to the Company or Bank under this Section 12(b) by the Executive, equals the amount that should have properly been paid to the Executive under Section 12(a). The interest paid under this Section 12(b) shall be determined at the rate provided under section 1274(b)(2)(8) of the Code. To confirm that the proper amount, if any, was paid to the Executive under this Section 12, the Executive shall furnish to the Company and the Bank a copy of each tax return which reflects a liability for an excise tax payment made by the Company or the Bank, at least 20 days before the date on which such return is required to be filed with the Internal Revenue Service.

          (c) The Executive shall notify the Company and the Bank in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of additional amounts hereunder. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company and the Bank of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice that any payment of taxes with respect to such claim is due. If the Company or the Bank notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) Give the Company or the Bank any information reasonably requested by the Company or the Bank relating to such claim;

          (ii) Take such action in connection with contesting such claim as the Company or the Bank shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company or the Bank;

(iii) Cooperate with the Company or the Bank in good faith in order effectively to contest such claim; and

(iv) Permit the Company and the Bank to participate in any proceedings relating to such claim;

provided, however, that the Company or the Bank shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Notwithstanding the foregoing, the Executive shall control the conduct of any such proceeding and all decisions relating to the settlement or other disposition thereof.

          (d) The provisions of this Section 12 are designed to reflect the provisions of applicable federal, state and local tax laws in effect on the date of this Agreement. If, after the date hereof, there shall be any change in any such laws, this Section 12 shall be modified in such manner as the Executive and the Company and the Bank may mutually agree upon if and to the extent necessary to assure that the Executive is fully indemnified against the economic effects of the tax imposed under section 4999 of the Code or any similar federal, state or local tax.

          Section 13. Confidentiality.

          Unless he obtains the prior written consent of the Company and the Bank, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information obtained from the Company, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 13 shall prevent the Executive, with or without the Company’s and the Bank’s consent, from participating in or disclosing documents or information as required by applicable law or in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

          Section 14. Successors and Assigns.

          This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Company and the Bank and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company or the Bank may be sold or otherwise transferred. Failure of the Company and the Bank to obtain from any successors its or their express written assumption of the Company’s and the Bank’s obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

          Section 15. Notices.

          Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:
Rudy Schupp
11874 Lakeshore Place
North Palm Beach, FL 33408

If to the Company:
1st United Bancorp
One North Federal Highway
Boca Raton, FL 33432
Attention: Chairman

If to the Bank:
1st United Bank
One North Federal Highway Boca Raton,
FL 33432
Attention: Chairman

          Section 16. Indemnification for Attorney’s Fees.

          The Company and the Bank shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement.

          Section 17. Severability.

          A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

          Section 18. Waiver.

          Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

          Section 19. Counterparts.

          This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

          Section 20. Governing Law.

          This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to contracts entered into and to be performed entirely within the State of Florida.

          Section 21. Headings and Construction.

          The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

          Section 22. Entire Agreement; Modifications.

          This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

          Section 23. Survival.

          The provisions of Sections 6, 9, 10, 11, 12, 13, 14, and 15 through 27 shall survive the expiration of the Employment Period or termination of this Agreement.

          Section 24. Equitable Remedies.

          Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies, (a) to an injunction restraining such breach, without being required to show any actual damage or to post an injunction or other bond, or (b) to a decree for specific performance of the provisions of this Agreement, or both.

          Section 25. Required Regulatory Provision.

          (a) Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

          (b) Nothing in this Agreement shall be construed to subject the Bank or its assets to any contractual obligation undertaken by the Company hereunder or to liability for any breach by the Company.

          Section 26. Medicare Supplemental Insurance.

          Upon the termination of the Executive’s employment pursuant to: (X) Section 9(a); (Y) Section 10(a) (but only if termination of the Executive’s employment is by reason of retirement at age 65 for at Early Retirement provided that a majority of the Board of Directors of the Company confirms that the Executive is eligible for Medicare supplemental insurance as provided in this Section 261 ); or (Z) Sections 11(a)-(b). (excluding a Change of Control in connection with which the Executive enters into a new employment agreement with the Company or the acquiring entity with a term of at least 1,095 days) of this Agreement, the Company or the Bank shall thereafter provide the Executive and his spouse with health and major medical insurance as set forth in Section 9(b)(vi). Such health and major medical insurance shall terminate upon the Executive’s attainment of Medicare eligibility (“Medicare Eligibility Date”). Subsequent to such Medicare Eligibility Date, the Company or the Bank shall thereafter provide the Executive and his spouse with Medicare supplemental insurance for life, subject to this Section 26, with health care coverage at the same levels, amounts and co-pay as otherwise required pursuant to Section 9(b) hereof.

          Section 27. Arbitration.

          Subject to the parties’ rights to seek equitable remedies under Section 24, all claims for monetary damages and disputes relating in any way to the performance, interpretation, validity, or breach of this Agreement shall be referred to final and binding arbitration, before a single arbitrator, under the commercial arbitration rules of the American Arbitration Association in Palm Beach County, Florida. The arbitrator shall be selected by the parties and if the parties are unable to reach agreement on selection of the arbitrator within ten (10) days after the notice of arbitration is served, then the arbitrator will be selected by the American Arbitration Association. All documents, materials, and information in the possession of a party to this Agreement and in any way relevant to the claims or disputes shall be made available to the other parties for review and copying not later than 60 days after the notice of arbitration is served. To the extent that a party would be required to make confidential information available to any other, an agreement or an order shall be entered in the proceeding protecting the confidentiality of and limiting access to such information before a party is required to produce such information. Information produced by a party shall be used exclusively in the arbitration or litigation that may arise, and shall not otherwise be disclosed. In no event shall a party be entitled to punitive damages in any arbitration or judicial proceeding and all parties hereby waive their rights to any punitive damages. In the event an arbitration panel or a court concludes that the punitive damages waiver contained in the previous sentence is unenforceable, then the parties agree that the court with subject matter jurisdiction over the confirmation of the award shall have sole and exclusive jurisdiction to determine issues of entitlement and amount of punitive damages. The arbitrator shall NOT have subject matter jurisdiction to decide any issues relating to the statute of limitations or to any request for injunctive relief, and the parties hereby stipulate to stay the arbitration proceeding (without the need of a bond) until any such issues in dispute are resolved. Judgment upon the award rendered by the arbitrator shall be final, binding and conclusive upon the parties and their respective administrators, personal representatives, legal representatives, heirs, successors and permitted assigns, and may be entered in any court of competent jurisdiction.

          IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

1st UNITED BANCORP

By:	/s/ Warren S. Orlando

Name:	Warren S. Orlando

Title:	Chairman

1st UNITED BANK

By:	/s/ Warren S. Orlando

Name:	Warren S. Orlando

Title:	Chairman

EXECUTIVE:

Rudy Schupp

Rudy Schupp

EXHIBIT A

Supplemental Executive Retirement Plan

EXHIBIT B

Current Board of Directors Service

1st United L.L.C., Member

Florida Public Utilities Corp., Director

The Benjamin School, Trustee

Federal Reserve Bank of Atlanta (Miami Branch), Director